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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and the related Prospectus of Medicis Pharmaceutical Corporation relating to the registration of 1.5% Contingent Convertible Senior Notes due 2033 and related underlying shares of its Class A common stock and to the incorporation by reference therein of our report dated August 9, 2002, with respect to the consolidated financial statements and schedule of Medicis Pharmaceutical Corporation included in its Annual Report on Form 10-K for the year ended June 30, 2002, filed with the Securities and Exchange Commission.

                                                /s/ ERNST & YOUNG LLP

Phoenix, Arizona
July 16, 2003